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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                               (AMENDMENT NO. 1)*

                               Wesco International

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    95082P105
          -------------------------------------------------------------
                                 (CUSIP Number)

                                 January 1, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_| Rule 13d-1(b)

     |X| Rule 13d-1(c)

     |_| Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Wesco International                               CUSIP NO.:  95082P105

--------------------------------------------------------------------------------
    1.  Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        J.P. Morgan Partners (BHCA), L.P. (formerly known as Chase Equity Associates, L.P.)
        ........................................................................
        13-3371826
--------------------------------------------------------------------------------
    2.  Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
    3.  SEC Use Only

--------------------------------------------------------------------------------
    4.     Citizenship or Place of Organization   Delaware

--------------------------------------------------------------------------------
                         5. Sole Voting Power     4,653,131
                        --------------------------------------------------------
  Number of Shares       6. Shared Voting Power
  Beneficially Owned    --------------------------------------------------------
  by Each Reporting      7. Sole Dispositive Power   4,653,131
  Person With:          --------------------------------------------------------
                         8. Shared Dispositive Power
--------------------------------------------------------------------------------
 9.     Aggregate Amount Beneficially Owned by Each Reporting Person   4,653,131
--------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)       11.5%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------





SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Wesco International                               CUSIP NO.:  95082P105


PRELIMINARY NOTE: This Schedule 13G is being filed to reflect a change in the controlling persons of the Reporting Person.



ITEM 1.

                  (A)      NAME OF ISSUER:

                           Wesco International

                  (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           Commerce Court
                           Four Station Square
                           Suite 700

ITEM 2.

                  (A)      NAME OF PERSON FILING:

                           J.P. Morgan Partners (BHCA), L.P.

                           Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

                  (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                           RESIDENCE:

                           1221 Avenue of the Americas
                           New York, New York  10020

                  (C)      CITIZENSHIP:

                           Delaware

                  (D)      TITLE OF CLASS OF SECURITIES (OF ISSUER):

                           Common Stock, par value $0.01 per share

                  (E)      CUSIP NUMBER:

                           95082P105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS. 240. 13d-1(b) OR 240. 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.      OWNERSHIP

                  (A)      AMOUNT BENEFICIALLY OWNED:

                           4,653,131 shares of  Common Stock

                  (B)      PERCENT OF CLASS:

                           11.5% (as of December 31, 2002).


SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Wesco International                               CUSIP NO.:  95082P105


                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i) Sole power to vote or to direct the vote:
                           4,653,131 shares of Common Stock

                           (ii) Shared power to vote or to direct the vote: Not applicable.

                           (iii) Sole power to dispose or to direct the disposition of: 4,653,131 shares of Common

                           (iv) Shared power to dispose or to direct the disposition of: Not applicable.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.     CERTIFICATION

                  (a) Not applicable.

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SEC 1745 (3-98)

                                  SCHEDULE 13G

ISSUER:  Wesco International                               CUSIP NO.:  95082P105



                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2003

                                      J.P. MORGAN PARTNERS (BHCA), L.P.


                                      By: JPMP Master Fund Manager, L.P.,
                                          its General Partner

                                      By: JPMP Capital Corp.,
                                          its General Partner

                                      By: /s/ JEFFREY C. WALKER
                                      ---------------------------------------
                                          Name:  Jeffrey C. Walker
                                          Title: President











SEC 1745 (3-98)